UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Sunrise Senior Living, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUNRISE SENIOR LIVING, INC.

7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

April 16, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 annual meeting of stockholders of Sunrise Senior Living, Inc. to be held on Wednesday, May 12, 2004, at 9:00 a.m., at The Ritz-Carlton — Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia.

      The annual meeting has been called for the following purposes:

•	to elect two directors for terms of three years each; and

•	to transact such other business as may properly come before the annual meeting or any adjournments or postponements.

      It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Very truly yours,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

SUNRISE SENIOR LIVING, INC..

7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2004

       NOTICE IS HEREBY GIVEN that the 2004 annual meeting of stockholders of Sunrise Senior Living, Inc. will be held at The Ritz-Carlton — Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia on Wednesday, May 12, 2004 at 9:00 a.m., for the following purposes:

(1) to elect two directors of Sunrise for three-year terms and until their successors shall have been elected and qualified; and

(2) to transact such other business as may properly come before the meeting or any adjournments or postponements.

      The board of directors has fixed March 16, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. All stockholders are cordially invited to attend the annual meeting.

      In the event that there are not sufficient votes to approve the foregoing proposal at the time of the annual meeting, the annual meeting may be adjourned or postponed to permit further solicitation of proxies by Sunrise.

By order of the board of directors,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

McLean, Virginia

April 16, 2004

      Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the secretary of Sunrise a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

SUNRISE SENIOR LIVING, INC.

7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

PROXY STATEMENT

2004 ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2004

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

       This proxy statement is furnished to stockholders of Sunrise Senior Living, Inc. in connection with the solicitation by the board of directors of Sunrise of proxies to be used at the 2004 annual meeting of stockholders, to be held at The Ritz-Carlton — Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia on Wednesday, May 12, 2004 at 9:00 a.m., and at any adjournments or postponements.

      If the enclosed form of proxy is properly executed and returned to Sunrise in time to be voted at the annual meeting, the shares represented by the proxy will be voted consistent with the instructions marked on the proxy. Executed but unmarked proxies will be voted FOR the election of the board of directors’ two nominees as directors. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters as determined by a majority of Sunrise’s board of directors. The presence of a stockholder at the annual meeting will not automatically revoke a stockholder’s proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the secretary of Sunrise a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

      It is anticipated that this proxy statement will be mailed to stockholders on or about April 16, 2004. Sunrise will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, Sunrise, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. Sunrise also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. Sunrise also has retained Georgeson Shareholder, a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $5,000, plus reimbursement for out-of-pocket expenses.

      The securities which can be voted at the annual meeting consist of shares of common stock of Sunrise, par value $.01 per share. Each share entitles its owner to one vote on all matters. Sunrise’s restated certificate of incorporation does not provide for cumulative voting in the election of directors. The close of business on March 16, 2004 has been fixed by the board of directors as the record date for determination of stockholders entitled to vote at the annual meeting. The number of shares of common stock outstanding on that date was 20,780,139.

      The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Stockholders’ votes will be tabulated by the persons appointed by the board of directors to act as inspectors of election for the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented.

      A copy of Sunrise’s annual report to stockholders for the year ended December 31, 2003 accompanies this proxy statement. Sunrise is required to file an annual report on Form 10-K for the year ended December 31, 2003 with the SEC. Stockholders may obtain, free of charge, a copy of Sunrise’s 2003 annual report on Form 10-K, without exhibits, by writing to Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, VA 22102, Attention: Investor Relations.

      If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will deliver promptly a copy to you if you address your written request to or call Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, VA 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Sunrise Senior Living, Investor Relations in the same manner.

ELECTION OF DIRECTORS

(Proposal 1)

      Sunrise’s restated certificate of incorporation provides for a minimum of two directors and a maximum of 11 directors. The board of directors of Sunrise currently consists of ten members, however, the size of the board of directors has been reduced to eight members, effective as of the annual meeting. The directors are divided into three classes, each consisting of approximately one-third of the total number of directors. The term of office of only one class expires in each year and their successors are elected for terms of three years and until their successors are elected and qualified. At the annual meeting, two directors will be elected, each for a three-year term. As described below, the board of directors’ nominees are Craig R. Callen and Paul J. Klaassen. The board of directors recommends that you vote FOR the board of directors’ two nominees for election as directors.

      Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Callen and Klaassen for three-year terms. The board of directors believes that these nominees will stand for election and will serve if elected as directors, however, there is no assurance that these nominees will serve if elected. If any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of another person or persons as a majority of Sunrise’s board of directors may recommend. Under Sunrise’s bylaws, directors are elected by plurality vote.

Information as to Nominees and Other Directors

      The following table sets forth certain information regarding the board of directors’ two nominees for election as directors and those directors who will continue to serve as directors after the annual meeting.

	Age at
	March 16,	Director	For Term	Position(s) Held
	2004	Since (1)	To Expire	With Sunrise

Nominees:

Craig R. Callen	48	1999	2007	Director

Paul J. Klaassen (2)	46	1981	2007	Chairman of the Board and Chief Executive Officer

Continuing Directors:			Term Expires

Thomas J. Donohue	65	1995	2006	Director

David W. Faeder	47	1993	2006	Director

J. Douglas Holladay	57	2000	2006	Director

Ronald V. Aprahamian	57	1995	2005	Director

David G. Bradley	51	1997	2005	Director

Teresa M. Klaassen (2)	48	1981	2005	Chief Cultural Officer, Secretary and Director

(1)	The dates shown reflect the year in which these persons were first elected as directors of Sunrise or its predecessors.

(2)	Paul J. Klaassen and Teresa M. Klaassen are related as husband and wife.

      The business experience for the past five years of each of the two nominees for director and the six directors whose terms of office will continue after the annual meeting are set forth below.

      Craig R. Callen is a Managing Director and the Head of US Health Care Investment Banking at Credit Suisse First Boston, L.L.C., a subsidiary of Credit Suisse Group which acquired Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) in 2000. Prior to the acquisition, Mr. Callen was a Managing Director and Co-Head of Health Care Investment Banking at DLJ. Mr. Callen began his career with DLJ in 1984 and has advised health care companies exclusively since 1989.

      Paul J. Klaassen founded Sunrise with his wife Teresa Klaassen in 1981. Mr. Klaassen has served as chairman of the board and chief executive officer of Sunrise and its predecessor entities since its inception. Mr. Klaassen is the founding chairman and a director of the Assisted Living Federation of America. Mr. Klaassen serves as a director of the U.S. Chamber of Commerce and The National Chamber Foundation. He also serves on the Board of Trustees of The Hudson Institute, The Institute for American Values and The Ethics and Public Policy Center, each a public policy think tank, The Trinity Forum, a leadership academy, and the Advisory Committee for the Department of Health Care Policy at Harvard University Medical School. Mr. Klaassen is currently President of the Netherland-America Foundation.

      Thomas J. Donohue is president and chief executive officer of the U.S. Chamber of Commerce, positions which he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail and trucking firm, Qwest Communications International Inc., a broadband Internet communications company, XM Satellite Radio Holdings Inc., a provider of audio entertainment and information programming, and Marymount University.

      David W. Faeder is managing partner of Fountain Square Properties LLC, a diversified real estate company, a position he has held since July 2003. Mr. Faeder is also the president of the Sunrise Assisted

Living Foundation, Inc., a not-for profit organization associated with Paul and Teresa Klaassen. Mr. Faeder served as executive vice president and chief financial officer of Sunrise and its predecessor entities from 1993 to 1997. Mr. Faeder was named president of Sunrise in July 1997 and served in that position until April 2000. From April 2000 to May 2003, Mr. Faeder served as vice-chairman of the Sunrise board. From April 2000 to March 2004, Mr. Faeder was a consultant to Sunrise. Prior to joining Sunrise, Mr. Faeder was an officer of the investment banking firms Morgan Stanley and Credit Suisse First Boston. Mr. Faeder received his MBA, with honors, from the Darden School at the University of Virginia and is a CPA. Mr. Faeder serves on the board of directors of VistaCare, Inc., a hospice care company, and Federal Realty Investment Trust, an equity real estate investment trust. In addition, Mr. Faeder currently serves on the Board of Associates of the University of Richmond, is a trustee of the Old Dominion University Educational Foundation and is the chairman of the Potomac Chapter of the Young Presidents Organization.

      J. Douglas Holladay is a general partner in Park Avenue Equity Partners, LP, a private equity firm, and has held that position since 1998. In addition, Mr. Holladay served as a general partner of Thornton Group, LLC, another private equity firm, from 1996 to 2002. Previously, Mr. Holladay held senior positions with the international investment banking firm, Goldman, Sachs and Company, the State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Mr. Holladay has served as an advisor and board member to numerous organizations, both private and public, including Morehouse College, Harvard University, Heidrick & Struggles, an executive search firm, Hughes Supply, a wholesale distributor, and United Way International.

      Ronald V. Aprahamian is a business consultant and private investor. Mr. Aprahamian served as chairman of the board of Superior Consultant Holdings Corporation, a national healthcare information technology and strategic and operations management consulting firm, from October 2000 to March 2003 and currently serves as a director. Mr. Aprahamian also served as a director of Metrocall, Inc., a wireless technology company from May 1995 to September 2002. Mr. Aprahamian was chairman of the board and chief executive officer of The Compucare Company, a health care information technology company, from 1988 until October 1996. From May 1997 to September 1998, Mr. Aprahamian was a consultant to Sunrise.

      David G. Bradley is chairman and owner of Atlantic Media Company, which encompasses the Atlantic Monthly, National Journal, the Hotline, Government Executive and several on-line daily briefings, positions he has held since 2001. In 1979, he founded and is the former chairman of The Advisory Board Company, a Washington, D.C.-based research firm providing best practices research focusing on business strategy, operations and general management issues for the health care industry. The Corporate Executive Board Company, a firm providing best practices research and analysis focusing on corporate strategy, operations and general management issues for non-healthcare industries, was operated as a division of The Advisory Board Company until it was spun-off as a separate company in 1997.

      Teresa M. Klaassen founded Sunrise with her husband Paul Klaassen in 1981. She has served as secretary of Sunrise and its predecessor entities since 1981 and served as executive vice president from 1981 until November 2003. She currently serves as Sunrise’s chief cultural officer, developing programs that help the company remain focused on its commitment to core values and principles of service. Ms. Klaassen is a founding member of the Assisted Living Federation of America, the nation’s largest assisted living trade association, and currently serves on the boards of directors of several long-term care organizations. She is a member of the Committee of 200, a leadership group of select U.S. corporate women, the Board of Trustees of the Merritt Academy and The Appletree School, The Board of Trustees of George Mason University and the Women’s Forum of Washington, D.C.

Other Executive Officers

      The principal occupation during the past five years of Sunrise’s other executive officers follows:

      Thomas B. Newell, 46, has been president of Sunrise since April 2000. Previously, he served as general counsel of Sunrise and president of Sunrise Development, Inc., Sunrise’s development subsidiary, from January 1996 until April 1, 2000, and as an executive vice president of Sunrise from May 1996 until April 1, 2000.

      Tiffany L. Tomasso, 41, was named chief operating officer of Sunrise in November 2003. Previously she served as an executive vice president from March 1998 until November 2003 and as president of Sunrise’s management services division from April 2000 until November 2003. She joined Sunrise in 1993 as regional vice president in charge of developing assisted living facilities in New Jersey, Pennsylvania and Delaware, and was promoted in 1994 to senior vice president. Before 1993, Ms. Tomasso was vice president of operations for assisted living and healthcare at Presbyterian Homes of New Jersey. She previously served in a variety of long-term care administrator positions in facilities owned by HBA Management, Inc.

      Christian B.A. Slavin, 46, was named chief investment officer of Sunrise in November 2003. Previously, he served as an executive vice president of Sunrise from May 1999 to November 2003. He served as chief financial officer from May 1999 until April 2000 at which time he was named head of Sunrise’s properties division. From 1994 to May 1999, Mr. Slavin was a director of Prudential Securities, Inc., working both in real estate investment banking and mergers and acquisitions. Previously, he operated a mid-size fully integrated industrial real estate concern and a third-party warehousing and logistics company.

      Larry E. Hulse, 48, joined Sunrise in 1995 as chief accounting officer becoming chief financial officer in April 2000. He was also appointed senior vice president in April 2000 and held that position until November 2003. Previously, Mr. Hulse was with the international accounting firm of Ernst & Young from 1980 until October of 1995. As senior manager at Ernst & Young, Mr. Hulse provided accounting, audit, tax and consulting services to various industries and clients, including Sunrise.

      John F. Gaul, 36, joined Sunrise in October 2002 as general counsel. He also held the position of senior vice president from the time he joined Sunrise until November 2003. Mr. Gaul was formerly a partner at Hogan & Hartson L.L.P. in Washington, D.C., where he practiced in the firm’s Corporate, Securities and Finance group from September 1994 to October 2002.

      Executive officers are elected annually and serve at the discretion of the board of directors.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence and Executive Sessions

      Sunrise has adopted corporate governance guidelines which are available on Sunrise’s website at: http://www.sunriseseniorliving.com. Under these guidelines, the nominating and corporate governance committee annually assesses the directors’ qualifications as independent. This review is designed to determine whether the non-management directors are independent as defined in the NYSE listing standards. For a director to be considered independent under the NYSE listing standards, the board must determine that the director has no material relationship with Sunrise. Both the NYSE listing standards and Sunrise’s corporate governance guidelines require that a majority of directors meet the criteria required for independence under the NYSE listing standards. The nominating and corporate governance committee and the board have determined that the following five continuing directors or nominees meet the criteria for independence as set forth in the NYSE listing standards: Messrs. Aprahamian, Donohue, Bradley, Holladay and Callen. In determining that Mr. Callen meets the criteria for independence under the NYSE listing standards, the board considered Mr. Callen’s interest in two Sunrise joint ventures and his position with Credit Suisse First Boston and concluded that this relationship was not a material relationship.

      Sunrise’s corporate governance guidelines also provide that the non-management directors of the board of directors meet in executive session without management at least quarterly and that the chairman of the nominating and corporate governance committee preside at these executive sessions. Douglas Holladay is currently serving as the chairman of the nominating and corporate governance committee and will preside at executive sessions of the board in accordance with Sunrise’s corporate governance guidelines.

      Meetings and Committees of the Board of Directors and Nominations by Stockholders

      During 2003, Sunrise’s board of directors held four regular meetings and no special meetings. For the 2003 period, no director attended less than 75 percent of the aggregate of (a) the total number of meetings held by the board of directors and (b) the total number of meetings held by all committees of the board of directors on which the director served, except for Mr. Bradley. Sunrise typically schedules a board meeting in conjunction with the annual meeting and encourages members of the board of directors to attend. However, board members’ attendance at the annual meeting is not required. Three directors attended Sunrise’s 2003 annual meeting.

      Sunrise has the following standing committees of its board of directors:

      Executive Committee. The executive committee was reconstituted in May 2003 and the members of the executive committee are Messrs. Klaassen, Donohue and Holladay. The executive committee has been delegated all of the powers of the board of directors, when the board of directors is not in session, to the extent permitted under the Delaware General Corporation Law. Mr. Klaassen chairs the committee. The executive committee held no meetings during 2003.

      Audit Committee. The members of the audit committee are Messrs. Aprahamian, Donohue and Bradley, all of whom are independent, as defined in the NYSE listing standards and applicable SEC rules. Mr. Aprahamian chairs the committee.

      The board of directors has determined that Mr. Aprahamian has the financial management expertise required by the NYSE listing standards and is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the board considered Mr. Aprahamian’s: (a) understanding of generally accepted accounting principles (“GAAP”); (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by Sunrise’s financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

      The board also analyzed the means by which Mr. Aprahamian acquired these attributes and, in particular, his current involvement in business consulting and investment and his additional relevant experience which includes: (a) prior service as CEO of a public health care information technology and strategic and operations management consulting company, where he actively supervised the chief financial officer and participated in the budgeting and forecasting process and reviewed accounting policies and procedures, public reporting and financial statements; (b) his service as the chairman of the audit committee of Sunrise since 1995; and (c) his prior service as the chairman of the audit committee of another publicly held company.

      The board of directors has adopted a written charter for the audit committee which is available on Sunrise’s website at: http://www.sunriseseniorliving.com. The audit committee charter requires that all members of the audit committee be financially literate.

      The duties and responsibilities of the audit committee are set forth in the audit committee charter and include, among other duties and responsibilities, making recommendations to the full board concerning the engagement of Sunrise’s independent auditors, reviewing the results and scope of the annual audit and other services provided by Sunrise’s independent auditors and reviewing and monitoring Sunrise’s system of internal accounting controls. A report of the audit committee is included in this annual proxy statement. The audit committee held five meetings during 2003.

      Compensation Committee. The members of the compensation committee are Messrs. Donohue, Aprahamian and Bradley, all of whom are independent, as defined in the NYSE listing standards. Mr. Donohue is the chairman of the compensation committee. The board of directors has adopted a written charter for the compensation committee which is available on Sunrise’s website at: http://www.sunriseseniorliving.com.

      The duties and responsibilities of the compensation committee are set forth in the compensation committee charter and include, among other duties and responsibilities, reviewing and approving annual base salary and bonus amounts, any long-term incentive compensation, any employment agreements, severance agreements, change in control and similar agreements and any perquisites for executive officers. The compensation committee is also responsible for reviewing and approving special or supplemental benefits for the chief executive officer and the other executive officers and for administering and implementing Sunrise’s incentive compensation plans and equity-based plans in which directors, the chief executive officer, other executive officers and other employees of Sunrise and its subsidiaries may be participants. The compensation committee held five meetings during 2003.

      Investment Committee. The investment committee was formed in 2001 for the principal purpose of advising and otherwise assisting the board in evaluating new ventures and investment opportunities. The members of the investment committee are Messrs. Faeder, Holladay and Callen. Mr. Faeder chairs the committee. The investment committee held no meetings during 2003.

      Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are Messrs. Holladay, Donohue and Aprahamian, all of whom are independent, as defined in the NYSE listing standards. Mr. Holladay is the chair of the nominating and corporate governance committee. The board of directors has adopted a written charter for the nominating and corporate governance committee which is available on Sunrise’s website at: http://www.sunriseseniorliving.com. The nominating and corporate governance committee held five meetings during 2003.

      The duties and responsibilities of the nominating and corporate governance committee are set forth in the nominating and corporate governance committee charter and include, among other duties and responsibilities, assisting the board in identifying individuals qualified to become board members and recommending nominees for the annual meeting of stockholders, developing and recommending to the board a set of corporate governance principles for Sunrise, leading the board in its annual review of the board’s performance, and making recommendations for nominees for each board committee.

      In March 2004, the board of directors adopted, effective as of the annual meeting, a policy regarding the qualification and nomination of director candidates. Consistent with such policy, in considering potential director candidates, the nominating and corporate governance committee requires that a candidate meet the following minimum qualifications:

•	high integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform board of directors duties; and

•	a reputation consistent with the image and reputation of Sunrise.

      In addition to these minimum qualifications, in making recommendations to the full board of nominees for election as directors, the nominating and corporate governance committee will also take into account the following additional factors:

•	whether a person possesses specific skills, knowledge or perspective relevant to Sunrise’s business;

•	whether the person has demonstrated broad business judgment and leadership;

•	whether the person possesses business creativity and vision that could benefit Sunrise;

•	whether the person possesses relevant specific industry or regulatory affairs knowledge;

•	whether the person’s nomination and election would enable the board of directors to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission in Item 401 of Regulation S-K;

•	whether the person would qualify as an “independent” director under the rules of the New York Stock Exchange;

•	the importance of continuity of the existing composition of the board of directors; and

•	the importance of a diversified board membership, in terms of both the age and other characteristics of the individuals involved and their various experiences and areas of expertise.

      Nominees for director are identified by the nominating and corporate governance committee based on input received from a number of sources, which from time to time may include, among others, Sunrise’s chairman and chief executive officer, members of the nominating and corporate governance committee, members of the board of directors, and stockholders. The nominating and corporate governance committee has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. Candidates are then evaluated by the nominating and corporate governance committee in light of his or her qualifications and credentials, and any additional factors that the nominating and corporate governance committee deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

      The nominating and corporate governance committee considers qualified candidates for director suggested by our stockholders. All candidates submitted by stockholders are evaluated in the same manner as all other director candidates, provided that the appropriate procedures for their recommendation have been followed. Sunrise’s bylaws require that stockholder nominations for directors be made by timely notice in writing to the secretary of Sunrise. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Sunrise not less than 60 days prior to the meeting. However, if less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which notice of the date or public disclosure was made. Public notice of the expected date of this year’s annual meeting was made on February 26, 2004 by the issuance of a press release. A stockholder’s notice of nomination must set forth information specified in Sunrise’s bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. Sunrise’s bylaws provide that no person may be elected as a director unless nominated in accordance with the procedures set forth in the bylaws.

      The nominating and corporate governance committee has recommended to the board, and the board has nominated, Messrs. Callen and Klaassen for election as directors at the annual meeting.

Stockholder Communications with the Board of Directors

      Sunrise stockholders who want to communicate with the board of directors or any individual director can write to:

Sunrise Senior Living, Inc.

7902 Westpark Drive
McLean, VA 22102
Attention: General Counsel

      Your letter should indicate that you are a Sunrise stockholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example, where it is a request for information about Sunrise or is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or inappropriate topic.

      Upon the board’s request at any board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded and will also make those communications available to the directors upon request.

Compensation of Directors

      Non-employee directors are reimbursed for expenses incurred in attending meetings of the board of directors. No fees are paid for attendance at board or committee meetings. However, Sunrise directors are typically granted stock options on an annual basis. In 2003, in consideration for their serving as a member of the board, and, as applicable, serving as the chairperson of, or otherwise serving as a participant on, the audit committee or any other board committee, the non-employee directors of Sunrise were granted the stock options described below.

      Mr. Aprahamian received a grant of ten-year non-qualified stock options for 25,000 shares of common stock at an exercise price of $24.93 per share. Mr. Bradley received a grant of ten-year non-qualified stock options for 22,000 shares of common stock at an exercise price of $24.93 per share. Mr. Callen received a grant of ten-year non-qualified stock options for 18,000 shares of common stock at an exercise price of $24.93 per share. Mr. Donohue received a grant of ten-year non-qualified stock options for 27,000 shares of common stock at an exercise price of $24.93 per share. Mr. Holladay received a grant of ten-year non-qualified stock options for 23,000 shares of common stock at an exercise price of $24.93 per share. Two other non-employee directors, J.W. Marriott, Jr. and Peter A. Klisares, whose terms of office expire at the annual meeting, received option grants to purchase 31,000 and 16,000 shares of common stock, respectively, at an exercise price of $24.93 per share.

      Sunrise entered into a consulting agreement with David W. Faeder effective as of April 1, 2000. Under the consulting agreement, Mr. Faeder performed consulting services as and when reasonably requested by the chairman of the board and chief executive officer or by the president of Sunrise. On May 31, 2001, the consulting agreement was amended to provide an annual compensation rate of $177,000 per year and up to $131,000 in additional bonuses, payable quarterly or at certain milestones. At that time, Mr. Faeder was rehired as an employee for limited purposes and received an annual salary of $85,000 and was eligible to participate in Sunrise’s health and benefits plans. Effective April 1, 2002, the consulting agreement was further amended to increase Mr. Faeder’s annual compensation rate to $190,000 per year and to increase the additional bonuses to up to $137,500, payable quarterly or at certain milestones. This consulting agreement expired on March 31, 2003. Under the terms of the consulting agreement, all of Mr. Faeder’s then existing options continued to vest and be exercisable or available as if his employment with Sunrise had continued through March 31, 2003. Mr. Faeder’s status as an employee of Sunrise terminated on March 31, 2003. Effective April 1, 2003, Sunrise entered into an oral consulting agreement with Mr. Faeder having a one year term and providing for payment by Sunrise of a retainer of $1,000 per month, a car allowance and additional compensation tied to special projects as requested by Sunrise, including additional compensation of $100,000 upon the completion of a sale/long-term manage back transaction that Mr. Faeder was overseeing and which was completed in the second quarter of 2003. This consulting agreement expired on March 31, 2004. Under the terms of the new consulting agreement, the stock options held by Mr. Faeder’s as of April 1, 2003 continued to vest during the term of such agreement. Mr. Faeder’s total compensation in 2003 under these arrangements was $171,113, which included the amounts paid under the arrangements described above and $11,998 for personal use of a company car.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table sets forth, for the years ended December 31, 2003, 2002 and 2001, the cash compensation paid by Sunrise, as well as other compensation paid or accrued during those years, to Sunrise’s chief executive officer and each of the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in 2003.

Summary Compensation Table

							Long-Term Compensation
							Awards

	Annual Compensation								Number of
							Restricted		Securities	All Other
Name and Principal					Other Annual		Stock		Underlying	Compen-
Position(s)(1)	Year	Salary($)	Bonus($)		Compensation($)		Awards(2)($)		Options(#)	sation($)

Paul J. Klaassen	2003	$420,910	$146,865	(3)	$115,709	(4)	$58,751	(3)	—0—	$—0—	(5)
Chairman of the Board	2002	373,414	400,000		54,680	(6)	—0—		—0—	—0—	(5)
and Chief Executive Officer	2001	300,000	412,500	(7)	—0—		—0—	(8)(9)	—0—	—0—	(5)

Thomas B. Newell	2003	$339,769	$87,500		$—0—		$—0—		—0—	$—0—
President	2002	289,897	225,000		—0—		3,268,530		—0—	—0—
	2001	252,465	131,000		—0—		—0—	(8)(9)	70,000	—0—

Tiffany L. Tomasso	2003	$283,812	$80,000		$—0—		$974,825		—0—	$—0—
Chief Operating Officer	2002	221,012	112,500		—0—		—0—		60,000	—0—
	2001	207,423	105,000		—0—		—0—	(9)	30,000	—0—

Christian B.A. Slavin	2003	$283,812	$80,000		$—0—		$974,825		—0—	$—0—
Chief Investment Officer	2002	221,012	112,500		—0—		—0—		60,000	—0—
	2001	207,423	105,000		—0—		—0—	(9)	60,000	—0—

Larry E. Hulse	2003	$235,933	$41,667		$—0—		$487,413		—0—	$—0—
Chief Financial Officer	2002	181,809	92,500		—0—		34,485		40,000	—0—
	2001	170,939	86,500		—0—		—0—		25,000	—0—

(1)	Reflects current positions held.

(2)	The number and value of the aggregate restricted stock holdings of Sunrise common stock at December 31, 2003 for each named executive officer are as follows:

	Number of Restricted
Name	Common Stock Holdings	Value

Paul J. Klaassen	15,536	$601,709

Thomas B. Newell	127,000	4,918,710

Tiffany L. Tomasso	41,946	1,624,569

Christian B.A. Slavin	41,946	1,624,569

Larry E. Hulse	22,473	870,379

Messrs. Klaassen and Newell were granted 23,100 and 125,000 shares of restricted stock, respectively, in 2002. The 23,100 shares of restricted stock granted to Mr. Klaassen, in lieu of a portion of his 2001 bonus (as described below), vested in three equal installments: 7,700 shares of restricted stock vested immediately on the grant date, 7,700 shares of restricted stock vested on March 21, 2003 and 7,700 vested on March 21, 2004. The 125,000 shares of restricted stock granted to Mr. Newell vest in two equal installments, the first on March 21, 2007 and the second on March 21, 2012. Messrs. Newell and Hulse were granted 2,000 and 1,500 shares of restricted stock, respectively, in February 2003 for services performed in 2002. The shares of restricted stock granted to Messrs. Newell and Hulse vested on February 25, 2004. Mr. Klaassen was granted 7,836 restricted stock units in September 2003. The restricted stock units granted to Mr. Klaassen, in lieu of his 2003 bonus (as described below) vest as follows: 5,597 units vested immediately on the grant date (and are payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007) and 2,239 units vest and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007. All restricted stock units entitle the holder upon payment to shares of common stock on a one-for-one basis. All shares of restricted stock and restricted stock units granted to Messrs. Klaassen, Newell, Slavin, Hulse and Ms. Tomasso listed in the table above are entitled to dividends on the same basis as any dividends declared and paid on shares of Sunrise’s unrestricted common stock.

(3)	In 2003, Mr. Klaassen earned $150,000 in bonus, all of which was available for payment in August 2003. At Mr. Klaassen’s option, pursuant to Sunrise’s bonus deferral program for executive officers, he elected to receive 7,836 restricted stock units in lieu of such $150,000 bonus. Pursuant to Mr. Klaassen’s deferral election, 5,597 of such units are vested and will become payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007, and the remaining 2,239 units will vest and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007.

(4)	Includes $111,704 representing the value of the personal use by Mr. Klaassen of a corporate jet leased by Sunrise.

(5)	Includes contributions in each of 2003, 2002 and 2001 of $150,000 into a non-qualified deferred compensation plan pursuant to Mr. Klaassen’s employment agreement. See “Employment Agreement” below. Pursuant to such plan, Mr. Klaassen or his beneficiaries will be entitled in 2011 to receive any net gains accrued or realized from the investment of these amounts and Sunrise will receive any remaining amounts. As of December 31, 2003, an aggregate of $600,000 of contributions had been made into such plan and the estimated value of the aggregate net gains accrued or realized on such contributions under the plan was $35,175. There were no aggregate net gains accrued or realized on any contributions under the plan as of December 31, 2002 or December 31, 2001.

(6)	Includes $49,217 representing the value of the personal use by Mr. Klaassen of a corporate jet leased by Sunrise.

(7)	In 2001, Mr. Klaassen earned $412,500 in bonus. However, at his option, he elected to convert $400,000 of this bonus amount to a grant of 23,100 shares of restricted stock, subject to the approval by stockholders of the 2002 Stock Option and Restricted Stock Plan which occurred at the 2002 annual meeting. The 23,100 shares of restricted stock vested in three equal installments: 7,700 shares of restricted stock vested immediately on the grant date, 7,700 shares of restricted stock vested on March 21, 2003 and 7,700 vested on March 21, 2004.

(8)	Includes awards on September 12, 2001 of 52.5 shares of restricted stock (.0525% of the issued and outstanding common stock) in Sunrise At-Home, Sunrise’s at-home assisted living joint venture, to each of Paul Klaassen and Thomas Newell, respectively, for their participation as directors of Sunrise At-Home. Each paid $.01 per share, the fair market value at the date of grant, as determined by the Sunrise-At-Home board based upon the perceived value of the restricted shares. The awards were made at the discretion of Sunrise-At-Home’s board of directors, which was comprised of three representatives of Sunrise (Messrs. Klaassen, Newell and Faeder), two representatives of Sunrise’s joint venture partner, and one independent board member. In February 2002, Messrs. Klaassen and Newell surrendered their restricted stock awards in Sunrise At-Home for cancellation.

(9)	Includes awards of 2,815 partnership units, 2,815 partnership units, 1,267 partnership units, and 1,267 partnership units in Holdings I, Sunrise’s international DLJ joint venture, for 0.66%, 0.66%, 0.3%, and 0.3% of the issued and outstanding ordinary partnership interests in that joint venture on September 24, 2001 to Paul Klaassen, Thomas Newell, Tiffany Tomasso and Christian Slavin, respectively. Each paid $.10 per unit, the fair market value at the date of grant, as determined by Sunrise Assisted Living Investments, Inc. (“SALII”), as the general partner of Holdings I, based upon the then perceived value of the ordinary partnership interests. SALII is a wholly-owned subsidiary of Sunrise. The partnership units vested 75% as of the date of grant and the remaining 25% vested July 30, 2002. Under the terms of the joint venture, after Sunrise’s joint venture partners (DLJ, now Credit Suisse First Boston, and certain of its affiliated entities) receive preferred distributions of 9% on their $39 million initial equity investment in Holdings I, holders of ordinary partnership interests are entitled to share on a pro rata basis with Sunrise’s joint venture partners in distributions up to an amount that would provide our joint venture partners with a return equal to the greater of (a) two and one-half times their initial investment in the joint venture or (b) the total of (x) 100% of the partners invested capital plus (x) a 30% cumulative annual return on their investment. In February 2002, Messrs. Klaassen and Newell surrendered their partnership units in Holdings I for cancellation. The estimated value of the Holdings I ordinary partnership units held by Mr. Slavin and Ms. Tomasso at December 31, 2003 is approximately $254.

Option Exercises and Holdings

      The following table sets forth information with respect to each of the named executive officers of Sunrise concerning the exercise of stock options during 2003, the number of securities underlying unexercised options at the 2003 year-end and the 2003 year-end value of all unexercised in-the-money options held by such individuals.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-
	Acquired on		Options(#)		the-Money Options($)(1)
	Exercise	Value
Name	(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul J. Klaassen	—0—	—0—	350,000	—0—	7,609,000	—0—

Thomas B. Newell	60,000	791,031	460,386	56,250	6,940,432	1,215,766

Tiffany L. Tomasso	384,750	5,387,408	15,000	77,500	173,850	1,263,803

Christian B.A. Slavin	173,250	2,326,886	—0—	111,250	—0—	1,569,419

Larry E. Hulse	39,305	623,992	65,000	50,556	672,850	793,956

(1)	Market values of underlying securities at exercise or year-end minus the exercise price.

Compensation Committee Interlocks and Insider Participation

      The members of the compensation committee in 2003 were Thomas J. Donohue, Ronald V. Aprahamian and David G. Bradley. None of the members have ever been an officer or employee of Sunrise or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal year 2003.

Stock Performance Graph

      The graph below compares the total return on an investment in our common stock to the cumulative total return for the Standard & Poor’s Small Cap 600 Stock Index and to the cumulative total return for an index comprised of a peer group of companies. The peer group index is based on the total return for investments in the common stock of American Retirement Corporation, Beverly Enterprises, Inc., Capital Senior Living and Manor Care, Inc.

      The graph assumes the investment of $100 in Sunrise’s common stock on December 31, 1998. The graph also assumes investments on the same date of $100 each in the S&P SmallCap 600 Index and the companies comprising the peer group indices.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SUNRISE SENIOR LIVING, INC., THE S&P SMALLCAP 600 INDEX
AND A SELECTED PEER GROUP

	SUNRISE SENIOR
	LIVING, INC.	S & P SMALLCAP 600	PEER GROUP

12/98	100.00	100.00	100.00
12/99	26.51	112.40	54.72
12/00	48.19	125.67	71.85
12/01	56.12	133.89	80.28
12/02	47.98	114.30	53.61
12/03	74.68	158.63	109.17

*	$100 INVESTED ON 12/31/98 IN STOCK OR INDEX- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

REPORT ON EXECUTIVE COMPENSATION

      The compensation committee has prepared the following report on Sunrise’s policies with respect to the compensation of executive officers for 2003.

      The compensation committee has been delegated the authority to discharge the board of director’s responsibilities relating to compensation for the chief executive officer and other executive officers. The compensation committee’s responsibilities include the annual review and approval of base salaries, bonus amounts, long-term incentive compensation, any employment, severance, and change in control agreements (including any amendments, supplements or waivers to these agreements), perquisites, and special or supplemental benefits for the chief executive officer and other executive officers.

      The compensation committee has also been delegated the authority to administer and implement Sunrise’s incentive compensation plans and equity-based plans, including approving option grants and restricted stock or other awards to the chief executive officer, other executive officers and Sunrise employees.

Compensation of Executive Officers

      Sunrise’s compensation policies are designed to enable the company to attract, motivate and retain experienced and qualified executives. The committee’s key objective with respect to the compensation of executive officers is to build a strong relationship between the creation of stockholder value and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. With this objective in mind, the compensation committee has designed the company’s executive compensation program to (1) be competitive with the compensation policies of other companies of comparable size and complexity; (2) provide significant incentives directly linked to increases in specified measures of stockholder value; and (3) reward superior performance as measured by financial and non-financial factors.

      The company’s executive compensation program consists of cash payments in the form of salary and annual bonus for performance during the current year and stock-based incentive compensation for performance over the long term. In 2003, to help establish compensation levels in light of the acquisition of Marriott Senior Living Services, Inc. and the resulting increase in the company’s scope and size, Sunrise engaged Watson Wyatt Worldwide to conduct a competitive market survey of chief executive officer compensation and other executive officer compensation of companies of approximately Sunrise’s size in the health services, hospitality and services sectors.

      The following describes in more specific terms the elements of compensation of executive officers for 2003:

Base Salaries

      Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers are reviewed annually by the compensation committee. In 2003, the committee approved annual salary increases for executive officers effective in March 2003. In making these adjustments, the committee considered past individual performance as measured by both qualitative and quantitative factors, the individual’s potential for making significant contributions to the company’s future performance and competitive factors. The committee also considered the company’s overall performance in making the salary adjustments, as well as the increased size and expanded scope of services of the company resulting from the acquisition of Marriott Senior Living Services.

Bonuses

      Bonuses are used to reward and compensate the chief executive officer and other executive officers for achieving certain goals set by the compensation committee and to reward superior performance. In 2003, the chief executive officer and other executive officers earned cash bonuses based on the attainment of objectives related to, among other things, the company’s financial performance, the acquisition and integration of Marriott Senior Living Services, the execution of the company’s strategic transformation to a management services company, individual performance and customer satisfaction.

Stock-Based Incentive Compensation

      The compensation committee considers stock options to be an effective long-term incentive because gains are linked to increases in the stock value, which in turn provides stockholder gains. Stock options are granted by the compensation committee, at an exercise price equal to the market price of the common stock at the date of the grant. The options typically vest in equal portions over a four-year period, and are exercisable within ten years from the date of grant. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value to Sunrise’s stockholders through appreciation of the stock price.

      The compensation committee also considers restricted stock and restricted stock units to be an effective long-term incentive for individuals as it provides them with an opportunity to acquire or increase their proprietary interest in the company and encourages key individuals to continue to serve the company long-term. The full benefit of the restricted stock or restricted stock unit grant is realized upon the appreciation of Sunrise’s stock price, providing an incentive for key employees to create value for Sunrise’s stockholders through their service to Sunrise. The compensation committee believes that restricted stock and restricted stock units have and will continue to be helpful in attracting and retaining skilled executive personnel.

      With the addition to the company’s equity plans of restricted stock in 2002 and restricted stock units in 2003, the compensation committee has shifted its emphasis from stock options to restricted stock and restricted stock units to provide long-term incentives to executive officers, but still grants stock options to non-executive officers and may also grant stock options to executive officers in the future as appropriate. The compensation committee did not grant stock options to the chief executive officer or any of the other executive officers in 2003.

      In March 2003, Sunrise granted an aggregate of 121,644 shares of restricted stock to Ms. Tomasso and Messrs. Slavin, Hulse and Gaul. The shares of restricted stock granted to Ms. Tomasso and Messrs. Slavin, Hulse and Gaul do not vest until approximately five years after the date of grant – the first day after March 19, 2008 that is during a window period in which insiders are not restricted from selling Sunrise common stock. Vesting is contingent on continued employment with Sunrise or a subsidiary through such vesting date, however, vesting may be accelerated upon a change in control of Sunrise or upon termination of employment due to death or disability, termination of employment by Sunrise other than for “cause” or termination of employment for “good reason.”

      In addition, in August 2003 the compensation committee approved a bonus deferral program for the chief executive officer and other senior executive officers under which such executive officers may elect to receive all or a portion of their annual bonus payments in the form of restricted stock units of Sunrise. At the time of such deferral election, each executive officer must elect a vesting period of from two to four years and, based on the vesting period chosen, will receive additional restricted stock units subject to the vesting period. The compensation committee believes that this program will further align the goals and actions of the chief executive officer and other senior executive officers with the interests of the company’s stockholders.

CEO’s Compensation

      In November 2003, Sunrise entered into an amended and restated employment agreement with Mr. Klaassen, replacing his existing employment agreement with Sunrise. The agreement has a five-year term commencing on November 13, 2003 and provides for automatic extension on an annual basis for a one-year period to maintain a rolling five-year term, unless earlier terminated. Base salary is subject to annual review by the compensation committee. In addition to his base salary, Mr. Klaassen is eligible to receive additional bonus compensation based on achievement of certain performance goals, as set and determined by the compensation committee, and other benefits and perquisites. See “Employment Agreement” for additional information. In all other respects, the compensation policies described above apply to Mr. Klaassen’s compensation.

      Mr. Klaassen received a salary of $420,910 in 2003 pursuant to the terms of his amended and restated employment agreement and his prior employment agreement. In 2003, Mr. Klaassen earned a cash bonus of $150,000 under the terms of his employment agreement based on the attainment of objectives related to, among other things, the company’s financial performance (including growth in revenues and earnings in 2003 over 2002), the acquisition and integration of Marriott Senior Living Services, the execution of the company’s strategic transformation to a management services company, individual performance and customer satisfaction. At Mr. Klaassen’s option, pursuant to Sunrise’s deferral program for bonus payments described above, he elected to receive 7,836 restricted stock units in lieu of such $150,000 bonus. Pursuant to Mr. Klaassen’s deferral election, 5,597 of such units are vested and become payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007, and the remaining 2,239 units will vest and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007.

      Based on the Watson Wyatt Worldwide competitive market survey described above, Sunrise’s financial performance in 2003 and the other objectives described above, the compensation committee concluded that Mr. Klaassen’s salary and bonus were reasonable and competitive in light of Mr. Klaassen’s contributions as chief executive officer.

Compensation Deductibility Policy

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, Sunrise’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to Sunrise’s executive officers.

Respectfully submitted,

Compensation Committee

Thomas J. Donohue, Chairman
David G. Bradley
Ronald V. Aprahamian

Employment Agreement

      In November 2003, Sunrise entered into an amended and restated employment agreement with Paul J. Klaassen under which Mr. Klaassen serves as its chairman and chief executive officer. Such employment agreement amended and restated Mr. Klaassen’s then existing employment agreement with Sunrise. The employment agreement provides for an initial base salary of $450,000 per annum, subject to annual adjustment based on performance. Such employment agreement also provides for payment of an annual bonus based upon the achievement of performance goals established by the compensation committee, including a targeted bonus of $450,000 for 2003. Mr. Klaassen’s salary and bonus are subject to annual review by the compensation committee. In addition, Mr. Klaassen is entitled to a company automobile or automobile allowance as determined by the compensation committee. Mr. Klaassen is also entitled to payment or reimbursement of other benefits or expenses, such as executive air travel and health club or other membership fees or dues as may be approved by the compensation committee.

      In addition, Mr. Klaassen is entitled to a fully-insured executive medical/dental plan providing supplemental coverage for him and/or his family for those items not covered under Sunrise’s general health plan, and to continuation of such coverage, notwithstanding any termination of his employment agreement for any reason, until age 65 (in the case of his children, until age 22). The maximum insurance benefit available to Mr. Klaassen under this supplemental coverage is $100,000.

      Mr. Klaassen’s employment agreement also provides that, notwithstanding any termination of the employment agreement, Sunrise shall make contributions of $150,000 per year for 12 years into a non-qualified deferred compensation plan, which replaces the life insurance coverage required by Mr. Klaassen’s prior employment agreement. As of November 13, 2003, Sunrise had paid an aggregate of $600,000 into this plan, leaving an aggregate amount of $1,200,000 to be paid over the ensuing eight years. At the end of the 12 year period, Mr. Klaassen or his beneficiaries will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by Sunrise and Sunrise will receive any remaining amounts.

      Mr. Klaassen’s employment agreement is initially for five years, commencing on November 13, 2003, subject to automatic annual extension for a one-year period to maintain a rolling five year term, unless earlier terminated. If Mr. Klaassen’s employment agreement is terminated by Sunrise for “good cause” or by Mr. Klaassen for other than “good reason,” death or disability, Sunrise is required to: (a) pay Mr. Klaassen immediately after the effective date of termination his accrued base salary and any bonus amount earned but not yet paid; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Mrs. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65.

      Upon termination of Mr. Klaassen’s employment agreement due to his death or disability, by Sunrise for other than “good cause” or by Mr. Klaassen for “good reason,” Sunrise is required to (a) pay to Mr. Klaassen immediately after the effective date of termination his base salary and annual bonus amount for the remaining portion of the rolling five-year term of his employment agreement; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Mrs. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65. In addition, any stock options held by him would become fully vested.

      If Mr. Klaassen’s employment is terminated within 180 days after a “change in control” of Sunrise, Sunrise is required to: (a) pay to Mr. Klaassen immediately after the effective date of termination his base salary and annual bonus amount for the remaining portion of the rolling five-year term of his employment agreement; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Mrs. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65.

      Upon a “change in control” of Sunrise, Mr. Klaassen would be entitled to: (a) full vesting of any stock options and (b) a disposition fee of 1% of Sunrise’s enterprise value, defined as its market capitalization plus debt as of the change in control. To the extent this amount is a golden parachute payment under section 280G of the Internal Revenue Code of 1986, Sunrise is required to pay him an amount necessary to gross up such amount for any excise taxes.

      For purposes of Mr. Klaassen’s employment agreement, “good reason” is generally defined to mean: (a) the assignment to Mr. Klaassen by the board of duties materially inconsistent with the duties of chairman and chief executive officer; (b) a material change in the nature or scope of Mr. Klaassen’s authority; (c) the occurrence of material acts or conduct on the part of Sunrise or its officers and representatives which have as their purpose forcing the resignation of Mr. Klaassen or preventing him from performing his duties and responsibilities; (d) a material breach by Sunrise of any material provision of the employee agreement; or (e) requiring Mr. Klaassen to be based more than 50 miles from McLean, Virginia.

      For purposes of Mr. Klaassen’s employment agreement, “good cause” is generally defined to mean: (a) any material breach by Mr. Klaassen of the terms of employment agreement, (b) Mr. Klaassen’s willful commission of acts of dishonesty in connection with his position, (c) chronic absenteeism (other than by reason of disability), (d) Mr. Klaassen’s willful failure or refusal to perform the essential duties of his position, (e) conviction of a felony or (f) Mr. Klaassen’s engaging in illegal or other wrongful conduct substantially detrimental to the business or reputation of Sunrise.

      “Change in control” is generally defined to mean: (a) any person or group that becomes the beneficial owner of 20% or more of the common stock or securities representing 20% or more of the combined voting power of all voting securities of Sunrise; (b) a change in the composition of a majority of the board of directors of Sunrise, subject to specified exceptions; (c) a merger, reorganization, consolidation or similar transaction in which the respective beneficial owners of the outstanding common stock and any other voting securities of Sunrise immediately before such transaction are not expected to beneficially own immediately after the transaction, in substantially the same proportions as immediately before the transaction, more the 60% of the common stock and combined voting power of the securities entitled to vote generally in the election of directors of the corporation resulting from the transaction; or (d) a plan of liquidation of Sunrise or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Sunrise.

      In connection with its execution of the amended and restated employment agreement with Mr. Klaassen described above, Sunrise entered into an indemnification agreement with Mr. Klaassen which provides Mr. Klaassen certain specified contractual indemnification rights in addition to those provided generally to officers and directors in Sunrise’s bylaws.

Senior Executive Severance Plans

      Effective as of February 25, 2000, the Sunrise board of directors adopted senior executive severance plans under which designated executive officers of Sunrise are eligible to receive severance benefits if such executive officer’s employment with Sunrise is terminated by the executive officer within two years after a “change in control” for “good reason” or if, following a change in control, the executive officer’s employment is terminated by Sunrise for any reason other than for “cause.” Each of the named executive officers is eligible to participate under these plans. However, pursuant to the terms of his employment agreement, Mr. Klaassen is not entitled to any payments under these plans. See “Employment Agreement” above.

      For purposes of the plans, a “change in control” means, generally, the acquisition by a third party of more than 50% of the outstanding common stock of Sunrise or of the combined voting power of all voting securities of Sunrise entitled to vote generally in the election of directors, a change in the composition of the board of directors of Sunrise whereby the members of the Sunrise board on the effective date of the plans, or any successor board member approved by a majority of the then-existing Sunrise board members, cease to constitute at least a majority of the board of directors or a liquidation of dissolution of Sunrise approved by Sunrise stockholders. A change of control also will be deemed to occur upon the consummation of a reorganization, merger, consolidation or sale or other disposition of substantially all of the assets of Sunrise, unless, following the transaction, the holders of the outstanding common stock and voting securities of Sunrise immediately prior to the transaction beneficially own more than 50% of the outstanding common stock and voting securities of the resulting entity, no person or entity who did not previously beneficially own 35% or more of the outstanding common stock or voting securities of Sunrise beneficially owns 35% or more of the outstanding common stock or voting securities of the resulting entity and at least a majority of the members of the Sunrise board prior to the transaction continue to serve as members of the board of the resulting entity.

      Under the plans, “good reason” means, generally, a reduction in the executive officer’s salary, benefits or bonus eligibility, other than reductions also generally applicable to peer employees, a substantial reduction in the employee’s responsibilities or areas of supervision or an office relocation outside the metropolitan area in which the office of the executive officer was previously located. “Cause” is generally deemed to exist if the executive officer is convicted of fraud or theft against Sunrise or a crime involving moral turpitude, if the employee is found to have compromised trade secrets or other valuable proprietary information of Sunrise, or if the employee has engaged in gross or willful misconduct that causes and will continue to cause in the future substantial and material harm to the business and operations of Sunrise or any of its affiliates.

      The amount of the severance benefit payable to a named executive officer (other than the chief executive officer) under the plans generally equals the sum of (a) the accrued obligations of Sunrise to the executive officer as of the date of termination of the executive officer’s employment, (b) three times the sum of the executive officer’s annual base salary, which is calculated as the greater of the annual base salary payable to the executive officer at the time of termination of employment or twelve times the employee’s highest monthly base salary paid or payable to the executive officer in respect of the twelve-month period immediately preceding the month of termination, and the executive officer’s annual bonus, which is calculated as the highest amount paid to the executive officer as bonus payments in a single year during the last three full fiscal years before the date of termination of employment, and (c) an additional amount based on a Black-Scholes value methodology for unexercised options previously granted to the executive officer with exercise prices in excess of $24.00. If the payments to an executive officer constituted a “parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and the executive officer would receive a greater payment after taxes if the payments were capped at three times the executive officer’s annual compensation includible in the executive officer’s taxable income for federal income tax purposes during the preceding five years, less $1.00, then the payment would be reduced to that amount. The severance payments are payable in a lump sum within thirty days of the date of termination.

      Under the plans, the executive officer and the executive officer’s family also would be entitled to continued medical and other benefits for one year after the date of termination of the executive officer’s employment with Sunrise unless they become otherwise eligible to receive similar benefits through another employer. The senior executive severance plans also effectively amend all stock option grants previously made to the executive officers covered by the plans to make them vest immediately prior to a change in control. The executive officers covered by the plans would not be obligated to seek further employment in order to mitigate the amount of severance payments.

      The severance plans terminate on February 25, 2005, but will be automatically extended if necessary in the event of a change in control during the term of the plans so that the plans will remain in full force and effect until two years after the change in control and until all payments have been made. Notwithstanding the foregoing, the board of directors may amend, suspend or terminate the plans at any time prior to commencement of a change in control transaction.

REPORT OF THE AUDIT COMMITTEE

      The audit committee oversees Sunrise’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the company’s financial statements and reporting process, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the audited financial statements in Sunrise’s Annual Report on Form 10-K for the year ended December 31, 2003.

      The audit committee has also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability of the audited financial statements and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from Sunrise and its management, including the matters in the written disclosure received by the audit committee as required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Ronald V. Aprahamian, Chairman
Thomas J. Donohue
David G. Bradley

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of Sunrise’s directors, executive officers and beneficial owners of more than 10% of Sunrise’s outstanding equity securities to file with the SEC initial reports of ownership of Sunrise’s equity securities and to file subsequent reports when there are changes in such ownership. Such directors, executive officers and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to Sunrise, the company believes that all Section 16(a) filing requirements for the fiscal year ended 2003 applicable to such persons were complied with on a timely basis, except that a Form 4 for Christian Slavin covering two sale transactions and a Form 4 for Peter Klisares covering two sale transactions were late in being filed.

Certain Transactions

      Sunrise leases the real property on which its Fairfax, VA community is located from Teresa M. Klaassen and Paul J. Klaassen under a 99-year ground lease entered into in June 1986. This ground lease was amended in August 2003. Prior to August 2003, the ground lease provided for monthly rent of $21,272, as adjusted annually based on the consumer price index, and Sunrise subleased approximately 50% of the property subject to the ground lease to Sunrise Assisted Living Foundation, Inc., a not-for-profit organization associated with the Klaassens, for the operation by the Sunrise Foundation of a school and day care center on the property, for monthly rent equal to 50% of all of the rent payable under the ground lease. In August 2003, the sublease was terminated and the ground lease was amended to provide for the lease by Sunrise of only the real property not previously subleased to the Foundation and the Klaassens entered into a separate ground lease with the Sunrise Foundation with respect to such previously subleased property. The amended ground lease provides for monthly rent of $12,916, as adjusted annually based on the consumer price index. Annual rent expense for Sunrise for 2003 under these arrangements was approximately $258,333, $103,333 of which was offset by rent payable to Sunrise by the Sunrise Foundation under the terms of the sublease. The Sunrise Foundation also reimburses Sunrise for use of office facilities and support services, which totaled $84,000 in 2003.

      In May 2001, Sunrise guaranteed an $8.1 million loan made to Sunrise of Fairfax, a subsidiary of Sunrise, for its Fairfax, VA community which, as described in the preceding paragraph, is located on the same parcel of land as a school owned and operated by the Sunrise Foundation. Since the land could not be subdivided for purposes of obtaining a separate loan under as favorable terms and conditions, a portion of the proceeds from the loan were used by Sunrise of Fairfax to make a $4 million mortgage loan to the Sunrise Foundation. The $4 million loan was used by the Sunrise Foundation to renovate portions of the school and was secured by the school building. Further, the Sunrise Foundation provided a guaranty to Sunrise for payment of the loan. Interest on the loan to the Sunrise Foundation accrued at LIBOR plus 2.75% per annum. Principal and interest payments were due monthly based on a 25-year amortization schedule at a rate of 6.689%. Payment of the unpaid principal balance plus accrued and unpaid interest, due in January 2003, was extended to April 2003. The aggregate amount of indebtedness outstanding at any time during 2003 was $4 million. The loan to the Sunrise Foundation was paid in full during 2003.

      In 1998 and 1999, Sunrise entered into joint ventures with several affiliates of The Sprout Group, Donaldson, Lufkin & Jenrette Securities Corporation and DLJ Capital Corporation, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, in order to raise up to $71.8 million in equity capital for the development of up to 26 assisted living projects in the United States, the United Kingdom and Canada. Craig R. Callen, a nominee for director who is Managing Director and the Head of US Health Care Investment Banking at Credit Suisse First Boston, a subsidiary of Credit Suisse Group which acquired Donaldson, Lufkin & Jenrette Securities Corporation in 2000, holds a 1.1375% membership interest in one of the joint ventures owned and operated by Sunrise in the United States (“JV1”) and held a 1.1375% membership interest in a second joint venture owned and operated by Sunrise in the United States (“JV2”) which was sold in June 2003. During 2003, Sunrise had revolving credit arrangements with both U.S. joint ventures with committed amounts of up to $16 million each. Interest on advances made under these credit arrangements accrue (and accrued in the case of JV2) at a rate of 10% per annum. The largest amount outstanding under the credit arrangement with JV1 at any time during 2003 was $18.8 million, including accrued and unpaid interest, and as of March 1, 2004, the outstanding principal balance and accrued and unpaid interest under this credit arrangement totaled approximately $17.2 million. The largest amount outstanding under the credit arrangement with JV2 at any time during 2003 was $14.9 million and the entire outstanding principal balance and accrued and unpaid interest under this credit arrangement was repaid in 2003 in connection with the sale of JV2.

      In February 2000, Sunrise made a $150,000 loan to Mr. Slavin and his spouse in connection with the purchase of his personal residence. The principal balance, together with accrued interest at a rate of 6.12% per annum, is due on February 11, 2005. The loan is secured by a second deed of trust entered into in March 2000. The aggregate amount of indebtedness outstanding at any time during 2003 was $186,000. The aggregate amount outstanding on March 1, 2004 was $187,000.

      The Klaassens lease real property located in Fairfax County, Virginia from Sunrise for use as a residence under a 99-year ground lease entered into in June 1994. The rent is $1.00 per month. This property is part of a parcel, which includes Sunrise’s Oakton community, that was previously transferred by the Klaassens to Sunrise in connection with a financing transaction. Rather than attempting to subdivide the parcel, which would have caused a significant delay in completing the financing transaction, Sunrise agreed to lease back the residence to the Klaassens as a condition to the transfer of the property.

INDEPENDENT PUBLIC ACCOUNTANTS

      The board of directors has appointed Ernst & Young LLP to act as Sunrise’s independent public accountants for 2004. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP was first appointed to act as Sunrise’s independent public accountants in November 1994.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Sunrise’s annual financial statements for 2003, the reviews of the financial statements included in Sunrise’s Form 10-Qs for 2003, statutory audits required internationally and other SEC filings for 2003 was $900,000. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Sunrise’s annual financial statements for 2002 and the reviews of the financial statements included in Sunrise’s Form 10-Qs for 2002 was $625,000.

Audit Related Fees

      The aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of Sunrise’s financial statements that are not already reported in the paragraph immediately above totaled approximately $200,000 and $175,000 for fiscal years 2003 and 2002, respectively. These services included general audit advisory services, transaction due diligence, employee benefit plan audits, audit advisory services related to the acquisition of Marriott Senior Living Services, Inc. and other audit related services.

Tax Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning totaled approximately $890,000 and $560,000 for fiscal years 2003 and 2002, respectively. These fees were billed in connection with tax compliance outsourcing, the structuring of international ventures, transaction services and tax services related to the acquisition of Marriott Senior Living Services, Inc.

All Other Fees

      No fees were billed by Ernst & Young LLP for products and services provided by Ernst & Young LLP other than as set forth above for fiscal years 2003 and 2002.

Engagement of the Independent Auditor

      The audit committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by Sunrise’s independent auditor, Ernst & Young LLP. The audit committee will, on an annual basis, consider and, if appropriate, approve, the provision of audit and non-audit services by Ernst & Young LLP. Thereafter, the audit committee will, as necessary, consider and, if appropriate pre-approve the provision of additional audit and non-audit services by Ernst & Young LLP that are not encompassed by the audit committee’s annual pre-approval. The audit committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and non-audit services, provided that the estimated cost for such services shall not exceed $100,000. The chairman must report all pre-approval decisions to the audit committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by Sunrise pursuant to the engagement, (4) other material terms of the engagement, and (5) such other information as the audit committee may request. None of the engagements pre-approved by the audit committee during 2003 made use of the de minimus exception to pre-approval contained in the applicable rules of the Securities and Exchange Commission.

STOCK OWNED BY MANAGEMENT

      The following table sets forth certain information with respect to beneficial ownership of the common stock as of March 1, 2004 by (a) each director and nominee for director of Sunrise; (b) each named executive officer of Sunrise; and (c) all executive officers and directors of Sunrise as a group.

	Amount and Nature of	Percent of Common
Name and Position(s) with Sunrise	Beneficial Ownership(1)	Stock Outstanding

Paul J. Klaassen(2)	3,304,304	15.3%
Chairman of the Board and Chief Executive Officer

Teresa M. Klaassen(2)	3,304,304	15.3%
Chief Cultural Officer and Secretary

Thomas B. Newell(3)	590,348	2.7%
President

Tiffany L. Tomasso(4)	62,832	*
Chief Operating Officer

Christian B. A. Slavin(5)	60,450	*
Chief Investment Officer

Larry E. Hulse(6)	44,309	*
Chief Financial Officer

Ronald V. Aprahamian(7)	196,000	*
Director

David G. Bradley(8)	58,000	*
Director

Craig R. Callen(9)	56,000	*
Director

Thomas J. Donohue(10)	150,602	*
Director

David W. Faeder	0	*
Director

J. Douglas Holladay(11)	48,000	*
Director

Peter A. Klisares(12)	48,908	*
Director

J.W. Marriott, Jr.(13)	32,000	*
Director

Executive officers and directors as a group (15 persons)(14)	4,681,032	20.7%

*	Less than one percent.

(1)	Under Rule 13d-3 under the Securities Exchange Act of 1934, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Represents 2,925,607 shares held jointly by the Klaassens, as tenants by the entireties, 15,400 shares held directly by Mr. Klaassen, 7,700 shares of restricted stock held by Mr. Klaassen, 5,597 restricted stock units held by Mr. Klaassen that are exercisable within 60 days of March 1, 2004 and 350,000 shares issuable upon exercise of stock options held by Mr. Klaassen that are exercisable within 60 days of March 1, 2004 (See “Principal Holders of Voting Securities”).

(3)	Represents 125,000 shares of restricted stock, 457,638 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004 and 7,710 shares of common stock held directly.

(4)	Represents 41,946 shares of restricted stock, 18,750 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004 and 2,136 shares of common stock held directly.

(5)	Represents 41,946 shares of restricted stock, 17,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004 and 1,004 shares of common stock held directly.

(6)	Represents 20,973 shares of restricted stock, 21,250 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004 and 2,086 shares of common stock held directly.

(7)	Represents 194,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004 and 2,000 shares which Mr. Aprahamian has the power to vote and the power to dispose of as trustee for his mother Polly Aprahamian.

(8)	Represents 58,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004.

(9)	Represents 56,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004.

(10)	Represents 117,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004 and 33,602 shares of common stock held directly.

(11)	Represents 48,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004.

(12)	Represents 47,665 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004 and 1,243 shares of common stock held directly.

(13)	Represents 31,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004 and 1,000 shares of common stock held directly.

(14)	Includes 1,429,303 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2004, 5,597 restricted stock units that are exercisable within 60 days of March 1, 2004, 64,181 shares of common stock held directly, and 254,344 shares of restricted stock held by the executive officers and directors as a group, 2,925,607 shares beneficially owned jointly by Paul J. and Teresa M. Klaassen and 2,000 shares held as trustee by Mr. Aprahamian.

PRINCIPAL HOLDERS OF VOTING SECURITIES

      The following table sets forth information as of March 1, 2004 with respect to the ownership of shares of Sunrise common stock by each person believed by management to be the beneficial owner of more than five percent of Sunrise’s outstanding common stock. The information is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to Sunrise. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

Name and Address of	Amount and Nature of	Percent of Common
Beneficial Owner	Beneficial Ownership	Stock Outstanding

Paul J. and Teresa M. Klaassen(1)	3,304,304	15.3%
7902 Westpark Drive McLean, VA 22102

Dimensional Fund Advisors, Inc.(2)	1,478,597	7.0%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

Brown Capital Holdings Incorporated, and its wholly owned subsidiary, Brown Investment & Advisory & Trust, and its wholly owned subsidiary, Brown Investment Advisory Incorporated(3)	1,450,211	6.8%
19 South Street
Baltimore, MD 21202

(1)	See “Stock Owned by Management.”

(2)	The Schedule 13G dated February 6, 2004 of Dimensional Fund Advisors states that it has sole power to vote and to dispose of 1,478,597 shares of Sunrise common stock. Dimensional Fund Advisors states in its Schedule 13G that all securities reported therein are owned by its advisory clients, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

(3)	The Schedule 13G dated February 13, 2004 of Brown Capital Holdings Incorporated, Brown Investment Advisory & Trust Company and Brown Investment Advisory Incorporated states that Brown Capital Holdings Incorporated has sole voting power with respect to 1,286,070 shares of Sunrise common stock and sole dispositive power with respect to 1,450,211 shares of Sunrise common stock.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 2005 annual meeting must be received by Sunrise no later than December 17, 2004 under the proxy soliciting rules of the SEC in order to be considered for inclusion in Sunrise’s proxy statement and form of proxy relating to the 2005 annual meeting. Nothing in this paragraph shall be deemed to require Sunrise to include in its proxy statement and proxy relating to the 2005 annual meeting any stockholder proposal which may be omitted from Sunrise’s proxy materials under applicable regulations of the SEC in effect at the time such proposal is received. Under Sunrise’s bylaws, any stockholder of Sunrise who intends to present a proposal for action at the 2005 annual meeting also must file a copy of the proposal with the secretary of Sunrise at least 60 days prior to the meeting. However, in the event that less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which such notice of the date or public disclosure was made.

OTHER BUSINESS TO BE TRANSACTED

      The board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons names in the accompanying proxy will vote such proxy in the manner determined by a majority of Sunrise’s board of directors.

By order of the board of directors,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

McLean, Virginia

April 16, 2004

PROXY STATEMENT

SUNRISE SENIOR LIVING, INC.

April 16, 2004

SUNRISE SENIOR LIVING, INC.

7902 Westpark Drive, McLean, Virginia 22102

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – May 12, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Sunrise Senior Living, Inc. hereby appoints Thomas B. Newell and John F. Gaul, and each of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 2004 annual meeting of stockholders to be held on May 12, 2004 at 9:00 a.m., local time, at the The Ritz-Carlton – Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia, and at any adjournments or postponements, upon the following matters:

1.	To elect two directors each for a three-year term:	Craig R. Callen
Paul K. Klaassen

☐ FOR all nominees listed (except as marked to the contrary below)	☐ WITHHELD AUTHORITY
to vote for all nominees listed

(INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee’s name on the space provided below.)

     (Continued and to be signed and dated on reverse side.)

êFOLD AND DETACH HEREê

(continued from reverse side)

This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN THE MANNER RECOMMENDED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.

If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Dated:

(Please date and sign here exactly as name appears at left. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)